Exhibit 99.1

FOR IMMEDIATE RELEASE
August 14, 2008

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK BOARD APPROVES PHILIPS ASSUMING FULL OWNERSHIP OF TELETRAX

Philips To Own 100% of Teletrax and Assume Operations

NEW YORK, August 14, 2008 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers, today announced that its board of directors has approved an offer from Koninklijke Philips Electronics N.V. (NYSE: PHG) to assume full ownership of Medialink’s ownership interest in Teletrax.

The transaction, which is subject to standard due diligence procedures, is expected to be consummated by the end of the month. Under the terms of the offer, Philips, which currently owns 24% of the Teletrax entities, would assume Medialink’s 76% ownership stake in both Teletrax subsidiaries for a reimbursement of up to approximately $275,000 of certain net operating costs incurred by the Company prior to closing, subject to certain post-closing adjustments. Upon closing of the transaction, Philips would own 100% of the Teletrax entities and Medialink would have no further funding obligations. Under the terms of the offer, Philips would provide the Teletrax® service to Medialink for use by its media communications services clients.

“Over the years, Medialink and Philips have worked in concert operating Teletrax. This transaction enables Philips to use its resources to position Teletrax as a solid provider of services, well equipped to address the converging markets of broadcast and Internet monitoring,”, said Laurence Moskowitz, Chief Executive Officer of Medialink. “Philips will assume full responsibility for all operating matters upon closing, providing a seamless transition for clients, employees, and vendors. This transaction will enable us to preserve capital and better focus our efforts and resources on our media communications services business.”

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. The Company offers creative services and multimedia distribution programs including video and audio news and short-form programming. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's Web site (www.medialink.com).

Medialink Board Approves Philips Assuming Full Ownership of Teletrax	Page 2 of 2

###

With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed™; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; the process of embedding a Teletrax watermark or the watermark itself rendering client content unsuitable for broadcast; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.